UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2018

SUNSET ISLAND GROUP
(Exact name of registrant as specified in its charter)

COLORADO

(State or other jurisdiction of incorporation)

333-214643	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

555 NORTH EL CAMINO REAL #A418
SAN CLEMENTE, CA 92672

(Address of principal executive offices) (zip code)

(424) 239-6230

(Registrant’s telephone number, including area code)

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

(a) On February 7, 2018, the company executed a term sheet for $4,235,000 in financing. The closing date of the financing has not been established as we are waiting for definitive agreements for review. The initial tranche will be for $850,000 which will be used to repay the financing received from Auctus (which was funded on February 2, 2018) and to complete the build out of the retro fit for the current greenhouse. The remaining financing will be used to complete the additional expansion plans of the company; however, the Company will complete the retro fit on the current operations first.

The goal of the retro fit for Phase 1 is to increase the growable space in the current greenhouse to approximately 22,000 (with a vertical grow) with approximately 85% being canopy space (or approximately 19,000 square feet). The Company’s goal is to yield 0.08-0.10 pounds per growable space per harvest. The Company’s goal is to have 5 harvests per bay per year.

(b) On February 7, 2018, the Company has received a letter of understanding (intent) with REI Extracts to build out its manufacturing and distribution divisions. Under the intended terms, REI will pay for the build out of the manufacturing facility including all equipment and overhead associated to its ongoing operations. The Company will contribute its licensing and biomass from the cultivation operations. The Company will receive all proceeds from the sales under the joint venture and will pay REI 75-80% for managing and financing the operations. Essentially the company will receive 20-25% without any out of pocket expenses related to the manufacturing division. Thereby, allowing the Company to use its capital for its cultivation operations and allowing experienced extractors finance, run and manage the manufacturing division. Additionally, REI will assist the Company to expand into the Los Angeles and Southern California market through REI’s established distribution network. Nothing would limit the company from also manufacturing products under its own brand of “VBF Brands.”

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunset Island Group

Dated: February 8, 2018	By:	/s/ Valerie Baugher
	Name:	Valerie Baugher
	Title:	President

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